EXHIBIT 99.1

POINT THERAPEUTICS

FOR IMMEDIATE RELEASE

Contact:

Sarah Cavanaugh
Director, Corporate Communications
Point Therapeutics, Inc.
617-933-7508

Christine Labaree
Investor Relations
The Trout Group
978-697-8463

Point Therapeutics Reports Additional Preclinical Data Demonstrating
Anti-Tumor Activity of Talabostat

BOSTON, April 17, 2005—Point Therapeutics, Inc. (NASDAQ: POTP) today presented preclinical data on its lead product candidate talabostat, demonstrating tumor growth suppression of several different human tumor types in mice by talabostat acting as a single agent. Results were also presented showing that when combined with docetaxel in a mouse model of human non-small cell lung cancer (NSCLC), the combination achieved greater and more sustained tumor suppression than either agent alone. These results were presented in a poster session at the 2005 American Association of Cancer Research (AACR) Annual Meeting in Anaheim, CA.

In previously published studies, talabostat was shown to elicit anti-tumor T-cell responses in mice with fully functioning immune systems. Results released today advanced this work by demonstrating that talabostat can induce inhibition of tumor growth, independent of T-cell activity, by 60 to 90% in xenograft models of B-cell lymphoma, melanoma, osteosarcoma, head-and-neck cancer, pancreatic cancer and NSCLC. The T-cell independent activity was demonstrated in mice that completely lacked functioning T-cells—for example, severe combined immunodeficient (SCID) mice. In addition, results show that neutrophils appear to play an important role in the anti-tumor effect of talabostat independent of T-cell activity. Talabostat suppressed tumor growth for at least 30 days in SCID mice, whereas in neutrophil-depleted SCID mice, talabostat had no significant effect.

In the NSCLC immunodeficient mouse model, further results demonstrated a greatly improved anti-tumor effect when talabostat was combined with docetaxel. The anti-tumor effect of docetaxel and PT-100 was significantly (P<0.0005) greater than that of either agent alone. On day 51, single agent treatment with either PT-100 or docetaxel was observed to inhibit tumor growth by 60 to 70%, whereas combination treatment resulted in 90% inhibition.

Today's results combined with previously published studies lead the authors to conclude that talabostat possesses both the potential to enhance the activity of commonly used chemotherapy regimens and the potential to treat human cancers that are refractory to T-cell immune attack. "The tumor volume reductions

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seen with talabostat in combination with docetaxal and other chemotherapeutic agents in animal models were significant, and clearly superior to those seen with the chemotherapy agents alone," said study author Dr. Barry Jones, Senior Vice President of Research at Point Therapeutics. "These results support our belief that talabostat has the potential to become an important treatment option for cancer patients receiving chemotherapy and further support the rationale for Point Therapeutics' four current Phase 2 clinical programs investigating the use of talabostat in combination with various chemotherapeutics agents in different cancers."

Point Therapeutics also announced today that the Company will present a poster on its Phase 2 NSCLC clinical study and will have two abstracts published on its two Phase 2 metastatic melanoma studies at the American Society for Clinical Oncology Annual Meeting, to be held May 13-17 in Orlando, FL.

About Point Therapeutics, Inc.:

Point Therapeutics, Inc. is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. Our lead product candidate, talabostat (PT-100), is a small molecule drug in Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to accelerate the reconstitution of the hematopoietic system.

In 2004, we initiated four Phase 2 clinical trials of talabostat. The trials are studying talabostat in combination with Taxotere® for the treatment of advanced NSCLC, talabostat as a single agent to treat advanced metastatic melanoma, talabostat in combination with cisplatin also to treat advanced metastatic melanoma, and talabostat in combination with rituximab to treat advanced chronic lymphocytic leukemia (CLL). We are also studying talabostat in clinical trials to potentially prevent both neutropenia and anemia. In addition, our portfolio includes two other DPP inhibitors in preclinical development—PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Prospectus Supplement, filed with the Securities and Exchange Commission on March 15, 2005, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

125 SUMMER STREET, BOSTON, MA 02110 - PHONE: (617) 933-2130 - FAX: (617) 933-2131 - www.pther.com